EXHIBIT 28(b)

                       STOCK REPURCHASE PRESS RELEASE


















































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DATARAM


         DATARAM STOCK REPURCHASE PLAN ANNOUNCED


     PRINCETON, N.J., June 12 PRNewswire/ -- Robert V. Tarantino, president and chief executive officer of Dataram Corporation (AMEX:
DTM), announced today that the Board of Directors approved an Open Market Repurchase Plan.
    Up to 250,000 shares of Dataram Common Stock may be repurchased from time to time either on the American Stock Exchange or through block purchases.
     Tarantino said the Board of Directors believes that, given the current trading prices of Dataram Common Stock, such repurchases would be of long term benefit to the remaining shareholders of the Corporation.
     Dataram Corporation is a developer, manufacturer and marketer of quality computer memory products.

  -0-          6/12/96
  /CONTACT:  Mark Maddocks, Vice President, Finance of Dataram,
609-799-0071/
  (DTM)



















DATARAM CORPORATION.  P.O. BOX 7528  PRINCETON, NJ  08543-7528
(609) 799-0071  fax (609) 799-6734








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